Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2017

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	8	1 – 5.125	2018-2021	8,000	6,834	6,671
Australian dollars	6	4.75 – 6	2020-2024	800	555	521
Swiss francs	2	1 – 3.375	2020-2023	400	291	342
Euros	21	0.125 – 3.000	2018-2035	8,543	8,543	8,543
Pounds sterling	9	1.625 – 1.875	2018-2022	1,875	2,302	2,113
Japanese yen	1	1.875	2018	5,000	30	37
New Zealand dollars	2	7.5	2018	150	74	89

Total	49					18,316

(1)	The equivalent in EUR is computed using the exchange rate at trade date.
(2)	The equivalent in EUR is computed using the exchange rate at December 31, 2017.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2017

(IN MILLIONS OF EUR(1))

Currency	2018	2019	2020	2021	2022	2023 and after	Total
U.S. dollars	2,085	2,085	1,668	834	0	0	6,671
Australian dollars	0	0	326	0	0	195	521
Swiss francs	0	0	150	0	0	192	342
Euros	1,626	212	1,000	1,000	1,000	3,705	8,543
Pounds sterling	676	789	0	0	648	0	2,113
Japanese yen	37	0	0	0	0	0	37
New Zealand dollars	89	0	0	0	0	0	89

Total	4,513	3,085	3,143	1,834	1,648	4,093	18,316

(1)	The equivalent in EUR is computed using the exchange rate at December 31, 2017.